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                                                                    EXHIBIT 3.01


                                  DOVEBID, INC.

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

          DoveBid, Inc. (the "Corporation"), a corporation organized under the laws of the State of Delaware, whose Certificate of Incorporation was filed with the Delaware Secretary of State on June 4, 1999, under its original name Dove Partners, Inc., hereby amends and restates its Certificate of Incorporation so that the same shall read, in its entirety, as follows (such amended and restated certificate of incorporation (the "Restated Certificate")):

                           FIRST: NAME OF CORPORATION

          The name of the Corporation is DoveBid, Inc.

                            SECOND: REGISTERED AGENT

          The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

                                 THIRD: PURPOSE

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                          FOURTH: DESIGNATION OF SHARES

          1.   Classes of Stock. The total number of shares of all classes of
               ----------------
stock that the Corporation shall have authority to issue is 101,000,000 shares, consisting of 37,396,876 shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock"), and 63,603,124 shares of Common Stock, $0.001 par value per share (the "Common Stock").

          2.   Designation of Rights, Preferences and Restrictions of Preferred
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Stock.
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               2.1  Shares Designated. The Preferred Stock shall be divided into
                    -----------------
series. The first series shall consist of 4,400,000 shares and is designated "Series A Preferred Stock," the second series shall consist of 6,000,000 shares and is designated "Series B Preferred Stock," the third series shall consist of 24,400,000 shares and is designated "Series C Preferred Stock," the fourth series shall consist of 796,876 shares and is designated "Series D-1 Preferred Stock," and the fifth series shall consist of 1,600,000 shares and is designated "Series DD Preferred Stock."

               2.2  Further Designations. The remaining 200,000 shares of
                    --------------------
Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corpora-

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tion shall have the full authority permitted by law and subject to compliance with applicable protective voting rights granted to or imposed upon any series of Preferred Stock in this Certificate of Incorporation ("Protective Provisions"), to fix by resolution full, limited, multiple, fractional, or no voting rights, and such designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, of any series that may be desired in respect of the Preferred Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                             FIFTH: PREFERRED STOCK

          The powers, preferences, rights, restrictions, and other matters relating to the Series A, B, C, D-1 and DD Preferred Stock are as follows. Any references to a "Section" in this Article shall be a reference to a Section within this Article Fifth, unless another Article is specifically referred to in conjunction with such Section.

          1.   Dividend Provisions.
               -------------------

               1.1  Preferred Stock. The holders of shares of Preferred Stock
               ---  ---------------
(other than Series DD Preferred Stock) shall be entitled to receive cumulative cash dividends, which shall accumulate on each such share of Series A Preferred Stock or Series B Preferred Stock outstanding as of February 25, 2000 from December 31, 1999, and on any other share of Preferred Stock (other than Series DD Preferred Stock) from the date of issuance of such share of Preferred Stock, whether or not declared or paid, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation or with respect to the Series DD Preferred Stock, at the rates of $0.0792, $0.1848, $0.6408 and $0.6408 for the Series A, B, C and D-1 Preferred
Stock, respectively, per share per annum, which rates reflect the effect of all stock splits that have been effected by the Corporation to the effective time of this Restated Certificate. The holders of shares of Series DD Preferred Stock shall not be entitled to receive cumulative cash dividends. The cumulative cash dividends shall be payable quarterly, in cash, to the holders of Preferred Stock (other than Series DD Preferred Stock) on March 31, June 30, September 30 and December 31 of each year while any share of Preferred Stock (other than Series DD Preferred Stock) remains outstanding, commencing on March 31, 2000, for each such series of Preferred Stock (and any provision to the contrary prior to the amendment of this Certificate of Incorporation on the date hereof is hereby waived and terminated); provided, however, that dividends on shares of the
                        --------
Preferred Stock (other than Series DD Preferred Stock) will accrue but payments shall be deferred until:

               (a) such time as the Board of Directors declares the same, in its sole discretion, when, as and if declared, out of funds legally available therefor; or

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               (b)  as provided in Sections 2.1 and 2.2 of this Article Fifth, a consolidation or merger of the Corporation with or into one or more corporations or other entities (other than a consolidation or merger of the Corporation with or into a wholly owned subsidiary of the Corporation and other than a merger of the Corporation effected solely to change domicile) or any other transaction or series of related transactions in which more than 50% of the voting power of the Corporation is transferred, disposed of or otherwise held by persons who were not stockholders prior to such consolidation, merger, transaction or series of related transactions, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation (a "Merger or Sale").

No interest shall accrue on accumulated dividends. Other than a distribution in accordance with Section 2 of this Article Fifth, no dividend or distribution shall be declared or made with respect to the Common Stock of the Corporation or with respect to the Series DD Preferred Stock until all cumulative dividends accumulated on the then outstanding Preferred Stock (other than Series DD Preferred Stock) shall have been declared and paid in full.

               1.2  Non-cash Dividends. In the event the Corporation shall
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declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each case the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution out of assets legally available therefor in preference to any payment on the Common Stock, as though the holders of the Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

               1.3  Participation in Remainder. After any dividend distributions
                    --------------------------
(including any dividends that accumulated in prior years but remain unpaid) described in Sections 1.1 and 1.2 above have been paid, the holders of shares of Common Stock and Preferred Stock shall be entitled to receive dividends, when, if and as declared by the Board of Directors of the Corporation, out of any assets legally available therefor, payable pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 4 below.

          2.   Liquidation Preference.
               ----------------------

               2.1  Order of Distribution. In the event of any liquidation,
                    ---------------------
dissolution or winding up of the Corporation, either voluntary or involuntary, including but not limited to a deemed liquidation provided for in Section 2.2 below (each a "Liquidation Event"), the following shall apply.

                    2.1.1 As a liquidation preference, prior and in preference to any payment on any Common Stock or any other series of Preferred Stock, each holder of outstanding Series

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D-1 Preferred Stock shall be entitled to receive $8.01 (the "Original Series D-1
Issue Price") for each outstanding share of Series D-1 Preferred Stock held by such holder.

If the assets and funds available for distribution to the holders of the Series D-1 Preferred Stock are insufficient to pay $8.01 for each outstanding share of Series D-1 Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among such holders based on the aggregate amount available for distribution to such holders and the number of shares of such stock held by them.

                    2.1.2 If and to the extent assets and funds of the Corporation remain legally available for distribution after the distribution described in Section 2.1.1 above, as a liquidation preference, prior and in preference to any payment on any Common Stock or any other series of Preferred Stock other than the payment described in Section 2.1.1 above:

                           (a) Each holder of outstanding Series A Preferred Stock shall be entitled to receive $0.99 (the "Original Series A Issue Price") for each outstanding share of Series A Preferred Stock held by such holder;

                           (b) Each holder of outstanding Series B Preferred Stock shall be entitled to receive $2.31 (the "Original Series B Issue Price") for each outstanding share of Series B Preferred Stock held by such holder; and

                           (c) Each holder of outstanding Series C Preferred Stock shall be entitled to receive $8.01 (the "Original Series C Issue Price") for each outstanding share of Series C Preferred Stock held by such holder.

The Original Series D-1 Issue Price set forth in Section 2.1.1 above and the Original Series A Issue Price, the Original Series B Issue Price and the Original Series C Issue Price set forth above reflect the effect of all stock splits and reverse stock splits that have been effected by the Corporation to the effective time of this Restated Certificate, including without limitation the one-for-three reverse stock split of each then-outstanding share of each then-authorized series of the Preferred Stock that occurred on December 18, 2000 (the "Stock Splits") and shall be collectively referred to as the applicable "Original Issue Price." If the assets and funds available for distribution to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are insufficient to pay the full $0.99 for each outstanding share of Series A Preferred Stock, $2.31 for each outstanding share of Series B Preferred Stock and $8.01 for each outstanding share of Series C Preferred Stock provided for in this Section 2.1.2, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the aggregate amount of such liquidation preference each such holder would otherwise be entitled to receive.

                    2.1.3 If and to the extent assets and funds of the Corporation remain legally available for distribution after the distributions described in Section 2.1.1 and 2.1.2 above, as a liquidation preference, each holder of Series DD Preferred Stock shall be entitled to receive $8.01 (which amount reflects the effect of the Stock Splits) for each outstanding share of

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Series DD Preferred Stock, prior and in preference to any payment on any Common
Stock or any further payment on any other series of Preferred Stock. If the assets and funds available for distribution to the holders of the Series DD Preferred Stock are insufficient to pay $8.01 for each outstanding share of Series DD Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among such holders based on the aggregate amount available for distribution to such holders and the number of shares of such stock held by them.

                    2.1.4 If and to the extent assets and funds of the Corporation remain legally available for distribution after the distributions described in Sections 2.1.1 through 2.1.3 above, each holder of Common Stock shall be entitled to receive $0.99 (which amount reflects the effect of the Stock Splits) for each outstanding share of Common Stock, prior and in preference to any further payment on the Preferred Stock. If the assets and funds available for distribution to the holders of the Common Stock are insufficient to pay $0.99 for each outstanding share of Common Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among such holders based on the aggregate amount available for distribution to such holders and the number of shares of such stock held by them.

                    2.1.5 If and to the extent assets and funds of the Corporation remain legally available for distribution after the distributions described in Sections 2.1.1 through 2.1.4 above, then each holder of Preferred Stock shall be entitled to receive prior and in preference to any further distribution of any assets of the Corporation to the holders of Common Stock or of any other series of Preferred Stock, by reason of their ownership thereof, an amount equal to accumulated or declared but unpaid dividends on each share of Preferred Stock. If the assets and funds available for distribution to the holders of the Preferred Stock are insufficient to pay the full amount of such dividends, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably to the holders of Preferred Stock in proportion to the aggregate amount of the accumulated or declared but unpaid dividends each such holder would otherwise be entitled to receive.

                    2.1.6 After the distributions described in Sections 2.1.1 through 2.1.5 above have been paid, the entire remaining assets and funds of the Corporation legally available for distribution to stockholders shall be distributed among the holders of Preferred Stock and the Common Stock pro rata based on the number of shares of such stock held by them (in the case of Preferred Stock, on an as converted basis).

               2.2  Deemed  Liquidation.  A Merger or Sale shall be deemed to be
                    -------------------
a Liquidation Event within the meaning of this Section 2.

                    2.2.1 No later than 20 days before any Merger or Sale, the Corporation shall deliver a notice (as provided in Section 4.8 below) to each holder of Preferred Stock setting forth the principal terms of such Merger or Sale. Such notice shall include a description of the amounts that would be paid to holders of Preferred Stock.

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                    2.2.2  Insofar as the consideration to be received by the
Corporation in connection with such Merger or Sale consists of property other than cash it shall be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors.

          3.   Redemption.  The Preferred Stock shall not be redeemable.
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          4.   Conversion.  The holders of the  Preferred  Stock shall have
               ----------
conversion rights as follows (the "Conversion Rights"):

               4.1  Right to Convert.
                    ----------------

                    4.1.1 Subject to Section 4.3 below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the sum of the applicable Original Issue Price on such share by the Conversion Price at the time in effect for such share. Upon effectiveness of this Restated Certificate, the Conversion Price for the Series A Preferred Stock shall be $0.99, the Conversion Price for the Series B Preferred Stock shall be $2.31, the Conversion Price for the Series C Preferred Stock shall be $8.01, the Conversion Price for the Series D-1 Preferred Stock shall be $8.01 and the Conversion Price for the Series DD Preferred Stock shall be $8.01 which result in a one-to-one conversion ratio for each series of Preferred Stock as of the effectiveness of this Restated Certificate and reflects the effect of all Stock Splits; provided,
                                                                  --------
however, that such Conversion Prices shall be subject to adjustment as set forth in Section 4.3 below.

                    4.1.2 Each share of Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the Conversion Price at the time in effect for such Preferred Stock immediately upon the earlier of (a) the first closing of a bona fide, firmly underwritten public offering of shares of Common Stock registered under the Securities Act of 1933, as amended (the "Securities Act"), raising gross proceeds of at least $50,000,000 in the aggregate, provided, that, immediately after the public
                              --------
offering, the Corporation's Common Stock is listed on a national securities exchange or over-the-counter market (a "Qualifying IPO") or (b) the date upon which the holders of at least 66.7% of the then outstanding shares of Preferred Stock voting together as a single class on an as-converted basis ("Voting Together") elect to convert such shares into Common Stock.

               4.2  Mechanics of Conversion. Before any holder of Preferred
                    -----------------------
Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certifi-

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cate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such election, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               4.3  Conversion Price Adjustments of Preferred Stock. The
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Conversion Prices of the Preferred Stock shall be subject to adjustment from time to time as follows.

                    4.3.1 Upon each issuance by the Corporation of any Additional Stock (as defined below), after the date of effectiveness of this Restated Certificate (the "Filing Date"), without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 4.3.1 and in Section
4.3.2 below) be adjusted to a price determined by multiplying such Conversion Price by a fraction:

                           (a) The numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and

                           (b) The denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock.

For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue of Additional Stock shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all other securities convertible into Common Stock had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of Common Stock or securities convertible into Common Stock had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Preferred Stock, other convertible securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Conversion Price resulting from the issuance of the Additional Stock causing the adjustment in question.

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                    4.3.2  No adjustment of the Conversion Prices for the
Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 4.3.5(c) and 4.3.5(d), no adjustment of such Conversion Prices pursuant to Section 4.3.1 and this Section 4.3.2 shall have the effect of increasing the Conversion Prices above the Conversion Prices in effect immediately prior to such adjustment.

                    4.3.3 In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                    4.3.4 In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Corporation's Board of Directors irrespective of any accounting treatment.

                    4.3.5 In the case of the issuance (whether before, on or after the Filing Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of Sections 4.3.1 and 4.3.2 above and Section 4.3.6 below.

                           (a)  The aggregate maximum number of shares of Common
Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4.3.3 and 4.3.4 above), if any, received by the Corporation, upon the issuance of such options or rights plus the exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                           (b)  The aggregate maximum number of shares of Common
Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by

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the Corporation (without taking into account potential antidilution adjustments)
upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4.3.3 and 4.3.4 above).

                           (c)  In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the applicable Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                           (d)  Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                           (e)  The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to Sections 4.3.5(a) and (b) above shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Sections 4.3.5(c) or (d) above.

                    4.3.6 "Additional Stock"` means any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4.3.5 above) by the Corporation after the Filing Date other than:

                           (a) Common Stock issued pursuant to a transaction described in Section 4.3.7 through 4.3.10 below or in Section 2.2 above;

                           (b) the issuance or sale of Common Stock (or options therefor) to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan, restricted stock plan or similar benefit program or agreement approved by the Board of Directors of the Corporation or the Compensation Committee thereof;

                           (c) Shares of Common Stock issued or issuable upon conversion of the Preferred Stock;

                           (d) Shares of Common Stock issued or issuable in a Qualifying IPO or securities issued or issuable in any other transaction registered under the Securities Act;

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                           (e)  Shares of Common Stock issued or issuable to
          persons or entities with which the Corporation has, or will have, strategic relationships provided such issuances are for other than primarily equity financing purposes;

                           (f) Shares of Common Stock issued or issuable in connection with a bona fide business acquisition by the Corporation, whether by merger, consolida tion, sale of assets, sale or exchange of stock or otherwise, and any amendment of any agreement therefor;

                           (g) Shares of capital stock or warrants therefor issued to a lending or leasing institution in connection with a debt or lease financing;

                           (h) the issuance of up to 666,666 shares of Series C Preferred Stock to Fremont Ventures I, L.P. and/or its affiliates in exchange for cash or cancellation of outstanding shares of Common Stock or both; or

                           (i) Shares of capital stock or warrants or rights therefor issued or issuable under that (i) Asset Purchase Agreement, dated August 3, 2001, between the Corporation and TradeOut, Inc. and
          (ii) that Asset Purchase Agreement, dated February 27, 2002, among the Corporation, DoveBid Management Services, Inc. and ZoneTrader, Inc.

                    4.3.7 In the event the Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly (but other than a dividend provided for in Section 1.3 above), additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price for the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4.3.5 above.

                    4.3.8 If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

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                    4.3.9  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, stock dividend, combination, reorganization, merger or consolidation provided for elsewhere in this Section 4 or treated as a Liquidation Event pursuant to Section 2.2 above) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such event, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                    4.3.10 If at any time or from time to time after the Filing Date there is a merger, consolidation or reorganization of the Corporation with or into another corporation (except an event which is treated as a Liquidation Event pursuant to Section 2.2), then, as a part of such merger, consolidation or reorganization, provision shall be made so that the holders of such series of Preferred Stock thereafter shall be entitled to receive, upon conversion of such Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such merger, consolidation or reorganization, to which a holder of Common Stock deliverable upon conversion would have been entitled on such merger, consolidation or reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.3 with respect to the rights of the holders of the Preferred Stock after the merger, consolidation or reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

               4.4  No Impairment. The Corporation will not, by amendment of its
                    -------------
Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

               4.5  No Fractional Shares and Certificate as to Adjustments.
                    ------------------------------------------------------

                    4.5.1 No fractional shares shall be issued upon conversion of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock that the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                    4.5.2 Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock so affected a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Conversion Price at the time in effect, and
(c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Preferred Stock.

               4.6  Notices of Record Date. In the event of any taking by the
                    ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               4.7  Reservation of Stock Issuable Upon Conversion. The
                    ---------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               4.8  Notices. Any notice permitted or required by the provisions
                    -------
of this Section 4, or Section 2 above, to be given to the holders of any shares of Preferred Stock shall be in writing and shall be deemed to have been given for all purposes (a) upon personal delivery, (b) one day after being sent, when sent by professional overnight courier service from and to locations within the United States, (c) five days after posting when sent by registered or certified mail, in each case addressed to each bolder of record at its address appearing on the books of the Corporation.

         5.    General Voting Rights. In addition to any rights to vote as a
               ---------------------
separate class provided by law, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock with respect to any question upon which holders of Common Stock have the right to vote.

          6.   Election of Directors.
               ---------------------

               6.1  Right to Elect.  The Board of Directors of the  Corporation
                    --------------
(the "Board") shall consist of ten members.

                    6.1.1 So long as more than 561,798 shares of Series D-1 Preferred Stock (which share number reflects the effect of the Stock Splits and is to be adjusted for stock splits and dividends occurring after the Filing
Date) remain outstanding, the holders of the Series D-1 Preferred Stock shall be entitled to elect one member of the Board by the vote of the holders of at least a majority of the then-outstanding shares of Series D-1 Preferred Stock;

                    6.1.2 So long as more than 2,500,000, but less than 5,000,000, shares of Series C Preferred Stock (which share numbers reflect the effect of the Stock Splits and are to be adjusted for stock splits and dividends occurring after the Filing Date) remain outstanding, the holders of the Series C Preferred Stock shall be entitled to elect one member of the Board by the vote of the holders of at least a majority of the then-outstanding shares of Series C Preferred Stock, and so long as at least 5,000,000 shares of Series C Preferred Stock (which share number reflects the effect of the Stock Splits and is to be adjusted for stock splits and dividends occurring after the Filing Date) remain outstanding, the number of members of the Board the holders of the Series C Preferred Stock are entitled to elect shall instead be two.

                    6.1.3 So long as more than 806,060 shares of Series A Preferred Stock (which share number reflects the effect of the Stock Splits and is to be adjusted for stock splits and dividends occurring after the Filing
Date) remain outstanding, the holders of the Series A Preferred Stock shall be entitled to elect one member of the Board by the vote of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock.

                    6.1.4 Upon the effectiveness of this Restated Certificate, so long as more than 1,038,961 shares of Series B Preferred Stock (which share number reflects the effect of the Stock Splits and is to be adjusted for stock splits and dividends occurring after the Filing Date) remain outstanding, the holders of the Series B Preferred Stock shall be entitled to elect one member of the Board by the vote of the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock.

                    6.1.5 The holders of shares of Common Stock shall be entitled, voting as a separate class by vote sufficient under Delaware law, to elect three members of the Board.

                    6.1.6 Each of the remaining members of the Board shall be elected by the holders of the Preferred Stock and the Common Stock, voting together as a single class by vote sufficient under Delaware law.

               6.2 The election of directors pursuant to this Section 6 may take place either at an annual or special meeting of the applicable stockholders of the Corporation, or by written consent of the applicable stockholders in lieu of a meeting (provided such consent is unanimous if so required by applicable law). The directors to be elected by the stockholders pursuant to this Section 6 shall serve for terms extending from the date of their election and qualification until the time of the next succeeding annual meeting of stockholders or until their successors have been elected and qualified. Any director elected by a specified group of stockholders pursuant to
Section 6.1 above may be removed, either with or without cause, by, and only by, the affirmative vote of such specified group of stockholders, either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. In the event of any vacancy, the Secretary (or any Assistant Secretary) of the Corporation shall, upon the written request of the holders of record of shares representing at least 20% of the voting power of the stockholders eligible to elect such director, call a special meeting of the stockholders of the Corporation for the purpose of electing directors or circulate an action by written consent to the applicable stockholders. Each such meeting, if any, shall be held at the earliest practicable date at such place as is specified in the Bylaws of the Corporation. If such meeting shall not be called by the Secretary (or any Assistant Secretary) of the Corporation, or such written consent is not circulated, within ten days after delivery of said written request on him or her, then the holders of record of shares representing at least 20% of the voting power of the stockholders eligible to elect such director may designate in writing one of their number to call such meeting, or to circulate such written consent, at the expense of the Corporation, and any such meeting may be called by such person so designated upon the notice required for annual meeting of stockholders and shall be held at such specified place. Any stockholder so designated shall have access to the stock books of the Corporation for the purpose of calling a meeting of the stockholders or circulating a written consent pursuant to these provisions.

               6.3 At any meeting held pursuant to this Section for the purpose of electing directors, the presence, in person or by proxy, of the holders of record of shares representing a majority of the voting power of the series or class entitled to elect one or more directors then outstanding shall be required to constitute a quorum of the respective series or class, as the case may be, for the election of directors to be elected solely by the holders of the series or class, as the case may be. At any such meeting or adjournment thereof, the absence of such a quorum of the series or class shall not prevent the election of directors other than the directors to be elected by holders of the series or class that lacks a quorum. The absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by the holders of the other series or class that obtains a quorum. In the absence of all such quorums, the holders of record of shares representing a majority of the voting power present in person or by proxy of the series or class of stock that lack a quorum shall have power to adjourn the meeting for the election of directors who they are entitled to elect from time to time without notice other than announcement at the meeting, unless notice thereof is otherwise required by law. A vacancy in any directorship to be elected by a specified series or class of stockholders may be filled only by (a) a vote of the holders of such series or class, acting separately as a series or class, as the case may be, at a meeting or by written consent (provided such consent is unanimous if so required by applicable law), or (b) the remaining directors elected by the holders of such series or class (or by directors so elected).

          7.   Protective Provisions.
               ---------------------

               7.1  Series D-1 Preferred Stock. So long as any share of Series
                    --------------------------
D-1 Preferred Stock remains outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D-1 Preferred Stock:

                    (a) create any new class or series of capital stock, or reclassify any class or series of capital stock into capital stock, having a preference over the Series D-1 Preferred Stock with respect to voting, dividends or liquidation rights, or

                    (b) amend or change the rights, preferences or privileges of the Series D-1 Preferred Stock.

               7.2  Series C Preferred Stock. So long as any share of Series C
                    ------------------------
Preferred Stock remains outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock:

                    (a) create any new class or series of capital stock, or reclassify any class or series of capital stock into capital stock, having a preference over the Series C Preferred Stock with respect to voting, dividends or liquidation rights, or

                    (b) amend or change the rights, preferences or privileges of the Series C Preferred Stock.

               7.3  Preferred Stock. So long as more than 1,845,022 shares of
                    ---------------
Preferred Stock (which share number reflects the effect of the Stock Splits and is to be adjusted for stock splits and dividends occurring after the Filing
Date) remain outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66.7% of the then outstanding shares of the Preferred Stock (Voting Together):

                    (a) Effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries in which the Corporation controls more than 50% of the voting power, or effect any voluntary dissolution, liquidation or winding up of the Corporation;

                    (b) Effect any Merger or Sale (as defined in Section 1.1 above);

                    (c) Authorize, issue or agree to issue shares of capital stock of the Corporation in any transaction, or series of transactions, such that the holders of capital stock of the Corporation prior to any such transaction or series of transactions own less than 50% of the voting power of the Corporation after such transaction or series of transactions;

                    (d) Alter or change the rights, preferences or privileges of the Preferred Stock set forth in the Corporation's Certificate of Incorporation or Bylaws;

                    (e) Increase the authorized number of shares of Preferred Stock;

                    (f)   Increase the authorized number of shares of Common
          Stock;

                    (g) Increase the number of members of the Corporation's Board of Directors to greater than ten;

                    (h) Permit any subsidiary or other entity owned by the Corporation, and in which the Corporation controls more than 50% of the voting power, to sell, except to the Corporation or any wholly owned subsidiary, any equity security or any right to acquire an equity security in such entity, unless unanimously approved by the Board;

                    (i) create any new class or series of capital stock, or reclassify any class or series of capital stock into capital stock, having a preference over, or being on a parity with, the Preferred Stock with respect to voting, dividends or liquidation rights;

                    (j) Acquire or redeem any shares of Common Stock of the Corporation, except for (i) shares acquired or redeemed from employees, advisors, officers, directors, consultants and service providers pursuant to terms approved by the Board and (ii) up to 619,225 shares of Series C Preferred Stock in exchange for up to 666,666 shares of Common Stock with Fremont Ventures I, L.P. and/or its affiliates; or

                    (k) Effect any transaction that would involve, or constitute, a deemed dividend within the meaning of the Internal Revenue Code of 1986, as amended.

          8.   Status of Converted Stock. In the event any shares of Preferred
               -------------------------
Stock shall be converted pursuant to Section 4 above, the shares so converted shall be cancelled and shall not be reissuable by the Corporation, and such shares shall assume the status of authorized but unissued shares of Preferred Stock.

                               SIXTH: COMMON STOCK

          The powers, rights, restrictions and other matters relating to the Common Stock are as follows.

          1.   Dividend Rights. Subject to the prior rights of holders of all
               ---------------
classes of stock at the time outstanding having prior rights as to dividends pursuant to Section 1 of Article Fifth and any applicable Protective Provisions, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.   Liquidation Rights. Upon the liquidation, dissolution or winding
               ------------------
up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article Fifth of this Restated Certificate.

          3.   Redemption. The Common Stock is not redeemable.
               ----------

          4.   Voting Rights. Subject to Section 6 of Article Fifth, the holder
               -------------
of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                       SEVENTH: MANAGEMENT OF CORPORATION

          The business and affairs of the Corporation shall be managed by and under the direction of the Board.

               EIGHTH: INDEMNIFICATION AND LIABILITY OF DIRECTORS

               To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article shall not result in any increase in liability for a director with respect to any action or omission occurring prior to such repeal or modification.

                    NINTH: AMENDMENT OR REPEAL OF CERTIFICATE

               The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

                      TENTH: AMENDMENT OR REPEAL OF BYLAWS

               In addition to the other powers expressly granted by statute, the Board of Directors of the Corporation shall have the power to adopt, repeal, alter or amend the Bylaws of the Corporation, subject to the Protective Provisions set forth herein.

          This Restated Certificate of Incorporation has been duly adopted by the written consent of the stockholders in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of Delaware, as amended.

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                                       17

     IN WITNESS WHEREOF, DoveBid, Inc. has caused this Restated Certificate of Incorporation to be signed by its President as of this 8th day of March, 2002.

                               DOVEBID, INC.


                               By: /s/ Ross Dove
                                   ---------------------------------------------
                                   Ross Dove, its Chairman and Chief Executive
                                   Officer